EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Forms S-3 (No. 333-91915, No. 333-67129, No. 333-46883, No. 333-29003, No.
333-28015, No. 333-46094, No. 333-61170 and No. 333-68686) and in the related
Prospectus and Forms S-8 (No. 333-87235, No. 333-66283, No. 333-66273, No.
333-45359, No. 333-04526, No. 333-38814, No. 333-102163 and No. 333-102174)
pertaining to the Stock Option Plans, of Reckson Associates Realty Corp., of our report dated February 27, 2003 (except for Notes 7, 11 and 16 as to which the dates are January 14, 2004), with respect to the consolidated financial statements and schedule of Reckson Associates Realty Corp., for the year ended December 31, 2002, which appears in this Form 8-K.

                                     /s/ Ernst & Young LLP

New York, New York
January 14, 2004





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